Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form F-3 No. 333-235239) of QIWI plc,
2.	Registration Statement (Form S-8 No. 333-212441) pertaining to the 2015 Employee Restricted Stock Units Plan of QIWI plc, and
3.	Registration Statement (Form S-8 No. 333-190918) pertaining to the Amended and Restated Employee Stock Option Plan of QIWI plc;

of our report dated April 29, 2022, except as to Note 7, Note 12, Note 14, Note 15, Note 24, Note 25, Note 28 and Note 32, which are as of March 31, 2023 with respect to the consolidated financial statements of QIWI plc as of December 31, 2021.

/s/ TSATR – Audit Services LLC

Moscow, Russia
March 31, 2023